Exhibit 16

July 31, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:         Richstar Development Corporation
File Reference No. 333-166454

We were previously the independent registered public accounting firm for Richstar Development Corporation. On July 22, 2012, the Company dismissed us as its independent registered public accounting firm.  We have read Richstar Development Corporation’s statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

Berman & Company, P.A.